Exhibit 99.2
CONCHO RESOURCES INC. ANNOUNCES MANAGEMENT CHANGE
MIDLAND, Texas, May 28, 2008 (Business Wire) – Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today announced that the Board of Directors of the Company has appointed Steven L. Beal, on an interim basis, as its Chief Financial Officer, effective upon the departure of Curt F. Kamradt who has resigned for personal reasons effective June 23, 2008. Mr. Beal will serve as Chief Financial Officer in addition to his current role as a Director and the President and Chief Operating Officer of the Company. The Company will promptly begin a search process for a permanent Chief Financial Officer.
Mr. Beal has over 25 years of finance and accounting experience, including serving as Executive Vice President and Chief Financial Officer of Concho Oil & Gas Corp. from January 2001 until August 2002 and as the Vice President and Chief Financial Officer of Concho Resources Inc., which was a different entity than the Company, from August 1997 until June 2001. From October 1988 until May 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as the Senior Vice President and Chief Financial Officer. From 1981 until February 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse. He is a graduate of the University of Texas with a Bachelor of Business Administration degree in Accounting, and is a certified public accountant.
About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of unconventional emerging resource plays.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President – Capital Markets and Business Development